Exhibit 3.152(a)

State of Delaware Secretary of State Division of Corporations Delivered 07:03 PM 11/10/2010 FILED 06:58 PM 11/10/2010 SRV 101077623 - 2444295 FILE

AMENDED AND RESTATED CERTIFICATE OF FORMATION
OF
THE OWNER’S CLUB OF SOUTH CAROLINA, L.L.C.

THIS Amended and Restated Certificate of Formation of The Owner’s Club of South Carolina, L.L.C. (the “LLC”), dated as of November 9, 2010, has been duly executed and is being filed by ClubCorp USA, Inc., as an authorized person, in accordance with the provisions of 6 Del. C. §18-208, to amend and restate the original Certificate of Formation of the LLC which was filed on October 17, 1994, with the Secretary of State of the State of Delaware, as heretofore amended (the “Certificate”), to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).

The Certificate is hereby amended and restated in its entirety to read as follows:

Name. The name of the limited liability company formed and continued hereby is The Owner’s Club of South Carolina, L.L.C.

Registered Office. The address of the registered office of the LLC in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

Registered Agent. The name and address of the registered agent for service of process on the LLC in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

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IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation as of the date first-above written.

ClubCorp USA, Inc.,
as an Authorized Person

By:	/s/ Ingrid Keiser
Name: Ingrid Keiser
Title: Secretary